Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Husky Energy Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-187135) and Form F-10 (File No. 333-222652) of Husky Energy Inc. of:

•

our report of independent registered public accounting firm dated February 25, 2019, with respect to the consolidated balance sheets of Husky Energy Inc. as at December 31, 2018 and December 31, 2017, the consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended, and the related notes, comprising a summary of significant accounting policies and other explanatory information; and

•	our report of independent registered public accounting firm dated February 25, 2019 on the effectiveness of internal control over financial reporting as at December 31, 2018,

which reports appear in the annual report on Form 40-F of Husky Energy Inc. for the fiscal year ended December 31, 2018, and further consent to the use of such reports in such annual report on Form 40-F.

/s/ KPMG LLP

KPMG LLP

Chartered Professional Accountants

Calgary, Canada

February 26, 2019